EXHIBIT 99.1

Press Release
Trident Microsystems Completes
Acquisition of Three Consumer Product Lines from Micronas
Santa Clara, Calif. — May 14, 2009: Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television (DTV) markets, today announced that it has completed the acquisition of selected assets of the frame rate converter (FRC), demodulator and audio product lines of Micronas Semiconductor Holding AG (SIX Swiss Exchange: MASN), including products, technology and intellectual property used in Micronas’ FRC line of frame rate converters, the DRX line of demodulators and all of the Micronas audio processing products. The consideration paid to Micronas consisted of 7.0 million shares of Trident common stock and warrants to acquire up to 3.0 million additional Trident shares.
As a result of the acquisition, Trident’s total worldwide headcount has increased by approximately 150 employees and Trident has opened new design centers in Munich and Freiburg, Germany, as well as Nijmegen, The Netherlands. Trident’s European headquarters will be located in Munich.
“This acquisition is an important step and catalyst in achieving our vision to reemerge as a leading DTV multimedia solutions provider,” said Sylvia Summers Couder, Trident’s Chief Executive Officer and President. “We are excited about the opportunities the combined product portfolio will bring as this acquisition will expand the markets and customers we serve, upgrade our intellectual property, as well as reduce our expected cash burn rate,” added Summers.
Advisors
Union Square Advisors LLC acted as exclusive financial advisor to Trident. DLA Piper LLP and Schellenberg Wittmer served as legal counsel to Trident.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital televisions and LCD televisions. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig / Maria Riley
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com or maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com
TRID-IR